SUBLEASE AGREEMENT

BETWEEN

DATA CENTER 101, LLC
(SUBLANDLORD)

AND

IBEAM SOLUTIONS LLC
(SUBTENANT)

TABLE OF CONTENTS

§ 1.	SUBLEASE OF LEASED PREMISES	1
§ 2.	TERM; OPTION TERMS	2
§ 3.	BASE RENT	2
§ 4.	ADDITIONAL RENT, PERCENTAGE RENT & SECURITY DEPOSIT	4
§ 5.	INTENTIONALLY OMITTED.	7
§ 6.	INSURANCE	7
§ 7.	QUIET ENJOYMENT	8
§ 8.	USE OF LEASED PREMISES; COMPLIANCE WITH LAWS	8
§ 9.	BUILD OUT OF SUBTENANT IMPROVEMENTS; PUNCHLIST ITEMS	9
§ 10.	FORCE MAJEURE	10
§ 11.	MAINTENANCE AND REPAIRS	11
§ 12.	ALTERATIONS	11
§ 13.	DAMAGE OR DESTRUCTION TO LEASED PREMISES	12
§ 14.	CONDEMNATION	13
§ 15.	SERVICES PROVIDED BY SUBLANDLORD	13
§ 16.	SUBORDINATION OF SUBLEASE	16
§ 17.	ESTOPPEL CERTIFICATES	16
§ 18.	INDEMNIFICATION	17
§ 19.	LIMITATION OF LIABILITY	18
§ 20.	PERSONAL PROPERTY	18
§ 21.	LIABILITY RELATING TO SUBTENANT’S OPERATIONS	18
§ 22.	EVENTS OF DEFAULT/REMEDIES UPON DEFAULT	18
§ 23.	RIGHT TO CURE DEFAULTS	20
§ 24.	CUMULATIVE RIGHTS AND REMEDIES	21
§ 25.	HOLDING OVER	21
§ 26.	SUBLETTING & ASSIGNMENT	21
§ 27.	ACCESS AND OTHER RIGHTS OF SUBLANDLORD	22
§ 28.	FINANCIAL STATEMENTS	22
§ 29.	HAZARDOUS MATERIALS	23
§ 30.	SIGNAGE	25
§ 31.	NOTICES	25
§ 32.	SURVIVAL OF OBLIGATIONS	26

§ 33.	MEMORANDUM OF SUBLEASE	26
§ 34.	NON-WAIVER	26
§ 35.	NO THIRD PARTY BENEFIT	26
§ 36.	SEVERABILITY	26
§ 37.	GOVERNING LAW; VENUE	26
§ 38.	EXHIBITS	27
§ 39.	COMPLETE AGREEMENT	27
§ 40.	COUNTERPARTS	27
§ 41.	GENDERS AND NUMBERS	27
§ 42.	TIME OF THE ESSENCE	27
§ 43.	CAPTIONS	27
§ 44.	SUCCESSORS IN INTEREST	28
§ 45.	RIGHT OF FIRST REFUSAL	28
§ 46.	SUBLANDLORD’S WARRANTIES	28
§ 47.	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS	29

LIST OF EXHIBITS

EXHIBIT A	DRAWING OF LEASED PREMISES

EXHIBIT B	DESCRIPTION OF REAL PROPERTY

EXHIBIT C	RULES AND REGULATIONS

EXHIBIT D	COMPLETION OF SUBTENANT IMPROVEMENT PLANS

EXHIBIT E	INTENTIONALLY OMITTED

EXHIBIT F	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

EXHIBIT G	THE LEASE

EXHIBIT H	LANDLORD’S ACKNOWLEDGEMENT OF AND CONSENT TO SUBLEASE

SUBLEASE AGREEMENT

This sublease agreement (“Sublease”) is made effective February 10, 2009 (the “Effective Date”) between Data Center 101, LLC, a limited liability company organized under the laws of the State of Ohio, and having an office and place of business located at 3045 East Fifth Avenue, Columbus, Ohio 43219-2895 (“Sublandlord”), and iBeam Solutions LLC a limited liability company organized under the laws of the State of Ohio, and having an office and place of business located at 10 South High Street, Canal Winchester, OH 43110 (“Subtenant”).  Sublandlord and Subtenant are sometimes individually referred to as “Party” or collectively referred to as “Parties”.

BACKGROUND INFORMATION

Sublandlord is the current tenant of approximately 12,500 square feet of space comprising the entire third floor (the “Premises”) of the office building located at 101 East Town Street, Columbus, Ohio 43215 (the “Building”). The Building is located upon the real property described in Exhibit B (the “Real Property”). In addition, the term Premises shall include the non-exclusive use of and access to the lobby, common restrooms, hallways, elevators, stairways, courtyards, walkways, and other common areas (the “Common Areas”) within or immediately outside of the Building.

Sublandlord leased the Premises from Landlord pursuant to that certain Lease Agreement dated August 23, 2007 (the “Lease”), which agreement governs all of Sublandlord’s rights, duties and obligations relative to the Real Property, the Building and the Premises.

Sublandlord desires to sublease approximately 5,000 square feet located on the third (3rd) floor of the Building representing a portion of the Premises (the “Leased Premises”) to Subtenant on the terms and conditions set forth herein.  A physical depiction of the Leased Premises is attached hereto as Exhibit A.

In addition to the sub-leasing of the Leased Premises, Sublandlord desires to assign to Subtenant, and Subtenant desires to assume from Sublandlord, certain data hosting service contracts associated with the Leased Premises (the “Service Contracts”) pursuant to that certain Assignment and Assumption of Service Contracts of even date herewith, a copy of which is attached as Exhibit F.

AGREEMENT

Now, therefore, in consideration of the mutual covenants contained herein and specifically incorporating the Background Information the Parties hereby agree as follows:

§1.	SUBLEASE OF LEASED PREMISES

On the terms and subject to the conditions described in this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Leased Premises.

This Sublease and Subtenant’s rights hereunder are subject to (a) the lien of real estate taxes and installments of assessments; (b) building and zoning laws, ordinances and regulations; (c) legal highways; (d) any first mortgage on the Real Property granted by Landlord and any other mortgages heretofore or hereafter granted by Landlord as contemplated in §16 below; (e) covenants, conditions and restrictions of record and (f) the terms and conditions of the Lease between Landlord and Sublandlord granting Sublandlord its rights to use and sublease the Leased Premises.

Subtenant acknowledges that Sublandlord has provided and/or Subtenant has received and reviewed a copy of the Lease (together with all amendments, modifications, supplements and material correspondence related thereto).  This Sublease, with respect to the Building, Real Property and Leased Premises, is subject and subordinate in all respects to the Lease.  Each Sublandlord and Subtenant agree that it shall not take any action or fail to take any action in connection with the Leased Premises which is a violation of or default under any of the provisions of the Lease.  Subtenant hereby assumes and shall fully perform and discharge, with respect to the Leased Premises, all the obligations of Sublandlord as “Tenant” under the Lease during the Term (as defined below) and shall abide by and adhere to all restrictions contained in, and all other terms, covenants and conditions of the Lease, and, except as otherwise provided herein, Subtenant acknowledges that Sublandlord shall have no duty to take any action to comply with the obligations of Sublandlord as “Tenant” under the Lease, relative to the Leased Premises, arising during the Term (as hereinafter defined).

§2.	TERM; OPTION TERMS

A. Term.  The term of this Sublease (the “Term”) shall be for a period of ten years commencing on the Effective Date and expiring on January 31, 2018 (the “Expiration Date”).  In the event the Effective Date is not the first day of a calendar month, the first year of this Sublease and thus the Term shall be extended for the number of days left in that first partial month.

B. Option Terms.  Provided Subtenant is not in default, Sublandlord hereby grants to Subtenant the option to extend the Term of this Sublease for Two (2) option term(s) of Five (5) years (hereinafter the "Option Term").  Each succeeding Option Term shall commence at the expiration of the Original Term or prior Option Term, whichever the case may be, upon the same terms and conditions as contained in this Sublease except for the amount of Base Rent (defined below) which shall increase by three percent (3%) per calendar year over the previous calendar year during each Option Term.  Each Option Term shall be exercisable by Subtenant upon giving the Landlord and Sublandlord written notice at least one hundred eighty (180) days prior to the expiration of the Term or first Option Term, as applicable.

§3.	BASE RENT

During the Term, Subtenant shall pay to Sublandlord base rent in United States dollars (the “Base Rent”) in the following amounts as provided herein:

	Annual	Monthly
Year 1	$360,000.00
Month 1-3	-	$0.00
Month 4-12	-	$40,000.00
Year 2	$660,000.00	$55,000.00
Year 3	$756,300.00	$63,025.00
Year 4	$778,989.00	$64,915.75
Year 5	$802,358.67	$66,863.22
Year 6	$826,429.43	$68,869.11
Year 7	$851,222.31	$70,935.19
Year 8	$876,758.98	$73,063.24
Year 9	$903,061.75	$75,255.14
Year 10	$930,153.60	$77,512.80

Subtenant acknowledges that certain recurring customer revenue (“Customer Recurring Revenue”) is being assigned to Subtenant from Sublandlord and that such Customer Recurring Revenue is as of the Effective Date of this Sublease equal to $25,000.00/month.  Sublandlord and Subtenant acknowledge that Sublandlord may refer additional customers to Subtenant for services at the Leased Premises at any time during the Term.  As a result of the foregoing, Sublandlord and Subtenant agree that beginning with the third lease year (Year 3 as stated in the chart above) and for every lease year thereafter that Subtenant’s monthly Customer Recurring Revenue exceeds $25,000.00 per month (“Customer Recurring Revenue Baseline”) that Subtenant’s monthly Base Rent shall increase in an amount equal to every dollar in excess of the Customer Recurring Revenue Baseline, however in no lease year shall Subtenant’s monthly Base Rent increase by more than $6,375.00 over the monthly Base Rent amount as provided in the Chart above.  By way of example but not by way of limitation, to the extent that the monthly Customer Recurring Revenue during any month in lease year three (3) is in excess of the monthly Customer Recurring Revenue Baseline by more than $10,000.00 then Subtenant’s monthly Base Rent during lease year three (3) shall equal $69,400.00.

Sublandlord and Subtenant agree that Subtenant shall receive a Base Rent Credit towards the amount of Subtenant’s Base Rent as provided herein equal to the actual rent credit received by Yourcolo, LLC which as of the Effective Date equals $3,850.00/month.

All payments of Base Rent due under this Sublease shall be due and payable monthly in advance on or before the first day of each calendar month during the Term commencing on the Effective Date, shall be made by normal business methods without demand, set-off, or deduction whatsoever, and shall be paid and addressed to Sublandlord at 101 East Town Street, Suite 301, Columbus, OH 43215, or at such other address as Sublandlord may designate in writing to Subtenant from time to time.  If the Effective Date is not the first day of a calendar month, the Base Rent for the first partial month of the Term shall be prorated on a daily basis and due on the Effective Date.

§4.	ADDITIONAL RENT, PERCENTAGE RENT & SECURITY DEPOSIT

A. Additional Rent.  Sublandlord and Subtenant agree that it is the intention of Sublandlord and Subtenant to pass all of Sublandlord’s monetary obligations (without premium or mark-up) incurred under the Lease during the Term with respect to the Leased Premises to Subtenant, and Subtenant agrees to pay or otherwise reimburse Sublandlord for all of Sublandlord’s monetary obligations incurred with respect to the Lease.  To this end, in addition to the Base Rent, Subtenant shall pay to Sublandlord as Additional Rent (as defined in the Lease) in the manner provided for below, in United States dollars, during the Term, its pro rata share (“Subtenant’s Pro Rata Share”) of the Additional Rent (as defined in the Lease) relating to the Building and the Real Property.

1. Commencing on and after the Effective Date and relative to the Leased Premises, Subtenant shall pay Subtenant’s Pro Rata Share of Sublandlord’s Additional Rent obligation under the Lease relative only to the Leased Premises (the Parties acknowledge that Subtenant is subleasing only a portion of the Premises) applicable to the Term.

2. At the commencement of each calendar year, Sublandlord shall furnish Subtenant with Landlord’s estimate of the monthly Additional Rent amount for such calendar year.  All Additional Rent with respect to the Leased Premises shall be paid in lawful money of the United States to Sublandlord in immediately available funds with each monthly payment of Base Rent.  Sublandlord and Subtenant agree that it is the intention of Sublandlord and Subtenant to pass all of Sublandlord’s obligations (without premium or mark-up) for Additional Rent incurred under the Lease during the Term with respect to the Leased Premises to Subtenant, and Subtenant agrees to pay or otherwise reimburse Sublandlord for Subtenant’s Pro Rata Share of Sublandlord’s obligations for Additional Rent incurred with respect to the Lease; provided, however, that Sublandlord acknowledges and agrees that Subtenant’s obligation to pay Additional Rent hereunder shall in no event include amounts charged by Landlord as late fees and/or attorney’s fees for Sublandlord’s breach of, or failure to abide by, any of the terms of the Lease. Subsequent to the end of each calendar year Sublandlord shall furnish Subtenant with a statement of the actual amount of Subtenant's proportionate share of such cost and expenses for such period.  If the total amount paid by Subtenant under this section for any such year shall be less than the actual amount due from Subtenant for such year as shown on such statement, Subtenant shall pay to Landlord the difference between the amount paid by Subtenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of each such statement, and if the total amount paid by Subtenant hereunder for any such year shall exceed such actual amount due from Subtenant for such year, such excess shall be credited against the next installment due from Subtenant to Sublandlord under this section, or promptly refunded to Subtenant if Sublandlord is holding any excess following expiration of the Term.  When adjustments between actual and estimated Additional Rent are made under the Lease, the obligations of Sublandlord and Subtenant hereunder shall be adjusted accordingly; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublandlord and Subtenant under this Section 4.1 shall survive such expiration or earlier termination.

The Parties agree that Subtenant’s Pro Rata Share shall be 14%. Landlord’s estimate of Additional Rent for the calendar year 2009 is $1.22 per square foot.

During any calendar year, or portion thereof in which less than 95% of the total leasable square footage of the Building is leased, Subtenant acknowledges that Landlord, pursuant to the Lease with Sublandlord, may gross-up all Additional Rent which vary with the level of occupancy (e.g. management fees) for the Building for that calendar year or portion thereof to reflect what such Additional Rent would have been had the Building been fully leased.  The intent of the foregoing is that Subtenant shall be responsible for its Pro Rata Share of all such Additional Rent relating to the Leased Premises based upon the ratio of the Additional Rent relating to the Leased Premises as to the entire Building and Real Property. All obligations of Sublandlord and Subtenant under this Section 4 shall survive the termination of the Lease or this Sublease.

B. Percentage Rent.  Commencing on the Effective Date, and in addition to Base Rent and Additional Rent, Subtenant agrees to pay to Sublandlord quarterly percentage rent (“Percentage Rent’) in arrears during the Term hereof in an amount equal to four percent (4%) of Subtenant’s Gross Revenue (as hereinafter defined) during such calendar quarter.

Within thirty (30) days following the end of each calendar quarter, Subtenant shall furnish to Sublandlord an accurate statement of Gross Revenue for the immediately preceding calendar quarter (January-March, April-June, July-September and October-December) and Subtenant shall remit payment of such quarterly Percentage Rent at such time as Subtenant furnishes its statement of Gross Revenue.  Additionally, Subtenant shall furnish to Sublandlord, within thirty (30) days immediately following the end of each calendar year, a statement of the Gross Revenue for the preceding calendar year, certified by an independent certified public accountant or an officer, director or member of Subtenant, in such form and with such detail as shall be reasonably satisfactory to Sublandlord, and shall therewith pay to Sublandlord, any Percentage Rent then due. Should Subtenant fail to furnish to Sublandlord such quarterly statement of Gross Revenue, annual statement of Gross Revenue, and Percentage Rent payment within the period required, Sublandlord may upon thirty (30) days’ written notice from Sublandlord and providing Subtenant a reasonable time to provide the same, charge Subtenant interest at ten percent (10%) per annum on the amount of Percentage Rent owed for the period that such payment is delinquent and Subtenant shall be deemed to be in default under the Lease.

The term "Gross Revenue" as used in this Sublease shall mean the full amount of all hosting services invoiced from all hosting business conducted, sold or rendered in, on, about or from the Leased Premises by Subtenant to any customers currently designated on the Customer Services contracts and/or any future customers of Subtenant signed to like or similar Customer Service contract (it being the express intent of the Parties that any customers of Subtenant that use and/or utilize “hosting” services from Subtenant as of the Effective Date of this Sublease and during the entire Term of this Sublease that any revenue generated from such “customers” shall be included in Gross Revenue) and any Subtenant’s, licensees or concessionaires, whether for cash or on a charge, credit or time basis, without reserve or deduction for inability or failure to collect, including but not limited to Gross Revenue generated for: use of space within the Leased Premises, use of power within the Leased Premises, use of electricity within the Leased Premises, server hosting and rack hosting.

Sublandlord and Subtenant agree that certain revenue generated by Subtenant during the Term of this Sublease shall not be included within Gross Revenue.  It is the Parties intent that hardware and/or equipment and/or software which is typically sold by Subtenant to its customers is not a revenue generating source of income for Subtenant as the same relates to its “web-hosting” services (which is Gross Revenue as set forth above) and is commonly passed through to Subtenant’s customers at cost. Additionally, Subtenant currently uses certain equipment and space within the Leased Premises under a contract with a third party and therefore desires to exclude the same from Gross Revenue as it is currently paying such third party for the same services. Therefore, Subtenant and Sublandlord agree that the following shall be excluded from Gross Revenue:  (i) any revenue generated from Cabinets 4 and 5 in row 2 currently located in the Leased Premises and used by Subtenant, provided however that Subtenant’s current contract with the third party is in force and effect and to the extent that such contract expires, then this exclusion from Gross Revenue shall be void and to the extent that Subtenant generates Gross Revenue from Cabinets 4 and 5 in row 2 after the expiration of its current contract with such third party, then such Gross Revenue shall be included within the definition of Gross Revenue; (ii) any revenue generated from “managed” service contracts or contracts for the sale of “non-hosting” type service to Subtenant’s customers whereby such sales of service are not directly linked to Subtenant’s use of the Leased Premises; (iv) all hardware sales; (v) late fees, interest, and/or penalties

C. Security Deposit. To secure the faithful performance by Subtenant of all of the covenants, conditions and agreements in this Sublease set forth and contained on the part of the Subtenant to be fulfilled, kept, observed and performed, including, but without limiting the generality of the foregoing, such covenants, conditions and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Subtenant shall deposit herewith the sum of Forty Thousand Dollars ($40,000.00) with Sublandlord, payable as follows: (i) Twenty Thousand Dollars ($20,000.00) upon execution of this Sublease by Subtenant and (ii) Twenty Thousand Dollars ($20,000.00) upon occupancy of the Leased Premises, as a security deposit (“Security Deposit”) on the understanding:  (a) that such deposit or any part or portion thereof not previously applied, or from time to time, such one or more parts or portions thereof, may be applied to the curing of any default that may then exist without prejudice to any other remedy or remedies which the Sublandlord may have on account thereof, and upon such application Subtenant shall pay Sublandlord, within ten (10) business days of its receipt of written notice therefore, the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; (b) that should the Leased Premises be conveyed by Sublandlord, the deposit or any portion thereof not previously applied may be turned over to Sublandlord’s grantee, and if the same be turned over as aforesaid, the Subtenant hereby releases Sublandlord from any and all liability with respect to the Security Deposit and/or its application or return, and the Subtenant agrees to look to such grantee for such application or return; (c) that Sublandlord, the beneficiaries of Sublandlord and partners thereof, and their respective successors and assigns shall have no responsibilities with respect to said sum except as specifically set forth herein; (d) that Sublandlord shall not be obligated to hold said Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (e) that if Subtenant shall faithfully fulfill, keep, perform and observe all of the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, performed and observed, the sum deposited or the portion thereof not previously applied, shall be returned to the Subtenant without interest no later than thirty (30) days after expiration of the Term of this Sublease or any renewal or extension thereof, provided Subtenant has vacated the Leased Premises and surrendered possession thereof to the Sublandlord at the expiration of said term or any extension or renewal thereof in accordance with the provisions hereof; and (f) in the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, the Security Deposit shall be deemed to be applied first to the payment of any rents and other charges due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Sublandlord in partial liquidation of Sublandlord’s damages; (g) that Sublandlord reserves the right, at its sole option, to return to Subtenant said Security Deposit or what may then remain thereof, at any time prior to the date when Sublandlord is obligated hereunder to return the same, but said return shall not in any manner be deemed to be a waiver of any default of the Subtenant hereunder then existing nor to limit or extinguish any liability of Subtenant hereunder.

§5.	INTENTIONALLY OMITTED.

§6.	INSURANCE

A. Landlord Requirements.  Subtenant acknowledges that pursuant to the Lease, Landlord maintains an amount reasonably acceptable to Landlord from time to time all of the following insurance coverages:  (i) special form property coverage insuring the full replacement value of the Building and all other improvements to the Real Property, (ii) commercial general liability insurance having a combined limit of not less than $2,000,000, per occurrence, and (iii) during the construction of the Subtenant Improvements, builder’s risk insurance.

B. Subtenant Requirements.  At all times during the Term, Subtenant shall maintain such insurance as Sublandlord may reasonably require, including without limitation personal property, liability, plate glass, business interruption, and workers compensation insurance.  Specifically, Subtenant shall obtain and maintain, during the Term, commercial general liability insurance written on an occurrence basis (including bodily injury, broad form property damage and blanket contractual liability), insuring Subtenant’s liability for loss of, or damage to, property and injury to or death of third parties with a limit of at least $2,000,000 combined single limit bodily injury and $1,000,000 property damage for each such occurrence.  All such insurance must be issued by reputable insurance companies licensed to sell such insurance in the State of Ohio and be in amounts satisfactory to Landlord and Sublandlord in their reasonable discretion, include waivers of subrogation, provide that it may not be canceled except upon at least thirty (30) days prior written notice to Landlord and Sublandlord, and name Landlord and Sublandlord (and, if requested by Landlord or Sublandlord, any mortgagee of the Building) as an additional insured or loss payee, as appropriate.  Evidence of such insurance must be delivered to Sublandlord before Subtenant is permitted to enter the Leased Premises and must be provided not less frequently than annually thereafter upon the request of Sublandlord.

If Subtenant does or permits anything to be done in the Leased Premises, Building, or Real Property, or brings or keeps anything therein, which may in any way increase the rate of fire or other insurance thereon, or conflict with any insurance policy upon the Building or any part thereof, or with any statutes, rules or regulations enacted or established by the appropriate governmental authorities, then Subtenant shall pay to Sublandlord as Additional Rent all amounts necessary to reimburse Landlord for such increase or otherwise remedy such situation.

C. Waiver of Subrogation.

  Notwithstanding anything in this Sublease to the contrary, Sublandlord and Subtenant each hereby waives all rights of recovery, claim, action or cause of action against the other, its agents, officers, managers, directors, partners, members, shareholders or employees, for any loss or damage that may occur to the Leased Premises or any property therein, by reason of fire, the elements or any other cause which is insurable special form property coverage insurance policies, regardless of cause or origin, including negligence, and each covenants that no insurer shall hold any right of subrogation against such other party.

§7.	QUIET ENJOYMENT

Provided that Subtenant observes and performs the covenants and agreements under this Sublease, Subtenant shall, at all times during the Term, peacefully and quietly have and enjoy possession of the Leased Premises without encumbrance or hindrance from Sublandlord.

§8.	USE OF LEASED PREMISES; COMPLIANCE WITH LAWS

Subtenant shall use the Leased Premises for general office use and/or for use as a data center only, including uses incidental or related thereto, and shall not permit the Leased Premises to be used for any other purpose without the prior written consent of Sublandlord to that specific use.  Subtenant shall occupy and use the Leased Premises only in a careful, safe, and proper manner and shall not commit or permit any waste of or on the Leased Premises.  Subtenant shall comply with the Rules and Regulations attached hereto as Exhibit C and with all reasonable modifications thereof adopted by

Landlord and/or Sublandlord and furnished to Subtenant from time to time; provided that such rules and regulations do not unreasonably restrict or interfere with Subtenant’s operations.

Subtenant shall promptly comply or cause compliance with all laws, regulations, orders, and requirements of all federal, state, and local governments, courts, or other lawful authorities, which now or at any time hereafter may apply to or affect Subtenant’s business operations to be conducted on the Leased Premises, whether present or future, foreseen or unforeseen, ordinary or extraordinary, and whether or not presently contemplated by Sublandlord or Subtenant.  Subtenant shall obtain, maintain, and comply with all permits, licenses, and other authorizations required for any use then being made of the Leased Premises.

No abatement or interruption in Rent or other charges required to be paid by Subtenant pursuant to this Sublease shall be claimed by or allowed to Subtenant for any inconvenience or interruption or loss of business caused directly or indirectly by any present or future laws, ordinances, regulations, requirements, or orders of any lawful authority whatsoever, or by any other cause or causes, unless directly resulting from the gross negligence or intentional or willful misconduct of Sublandlord or Sublandlord’s employees, agents or invitees; and no diminution in the amount of space used by Subtenant caused by legally required changes in the Leased Premises shall entitle Subtenant to any abatement or reduction in Rent or any other charges required to be paid by Subtenant under this Sublease.

§9.	BUILD OUT OF SUBTENANT IMPROVEMENTS; PUNCHLIST ITEMS

Sublandlord shall at its cost and expense complete all improvements to the Leased Premises (the “Subtenant Improvements”) on or before April 10, 2009 (“Subtenant Improvement Completion Date”) substantially in accordance with the final Subtenant plans and specifications approved by Sublandlord and Subtenant (the “Subtenant Improvement Plans”, a copy of which are attached hereto as Exhibit D).  In the event Subtenant Improvements are not substantially complete on or before the Subtenant Improvement Completion Date then Subtenant shall be entitled to receive one day of free Base Rent for each day the Subtenant Improvements are not substantially complete on or after the Subtenant Improvement Completion Date. In the event the Subtenant Improvement Plans have not been fully completed and agreed upon by Sublandlord and Subtenant as of the date of execution of this Sublease, Sublandlord and Subtenant shall develop and complete the same in accordance with the provisions for Completion of Subtenant Improvement Plans attached hereto as Exhibit D.  Subtenant acknowledges that the Base Rent contemplates an allowance for Subtenant relating to completion of the Subtenant Improvements of $800,000.00 (Eight Hundred Thousand Dollars) for the Leased Premises including any signs or other amenities to the Real Property desired by Subtenant (the “Allowance”).  In the event the cost of completing such Subtenant Improvements is less than the Allowance, Sublandlord shall credit the available funds to the payment of Base Rent.  In the event the cost of completing such Subtenant Improvements is greater than the Allowance, Subtenant shall pay to Sublandlord within thirty (30) days after the Commencement Date a lump sum payment in the amount of such difference.  Failure to remit payment as provided herein shall constitute and event of default under this Sublease.  Subtenant shall not do anything, or fail to do anything, that will cause a delay in the completion of the construction of such Subtenant Improvements within the Leased Premises or that will increase the costs of such construction.  In the event Subtenant fails to cooperate or comply with this section and such failure results in a delay of completion of the construction of such Subtenant Improvements by Sublandlord, Subtenant shall be responsible to Sublandlord for all Rent that would have been due from Subtenant under this Sublease but for such delay.  Subject to Section 10 herein, and delays caused by Subtenant failing to timely make selections, Sublandlord shall complete construction of the Subtenant Improvements not later than one hundred eighty (180) days after the issuance by the City of Columbus, Ohio of a building permit for the Subtenant Improvements and Sublandlord shall notify Subtenant in writing of such completion of construction (the date of Subtenant’s receipt of such notice being referred to herein as the “Completion Date”).  The Completion Date shall be extended by the number of days attributable to any delays caused by or attributable to Subtenant, including without limitation any delays attributable to changes to the Subtenant Improvement Plans, and shall be extended pursuant to Section 10 of this Sublease.

Within five (5) business days after the Completion Date and in the event all of the Subtenant Improvements are not substantially complete by Sublandlord, Subtenant shall deliver to Sublandlord a written list of uncompleted items (the “Punch List”) that Sublandlord has failed to so complete.  Following receipt of the Punch List, Sublandlord shall use commercially reasonable efforts to complete all of the items on the Punch List as soon as reasonably possible (subject to the availability of materials and appropriate weather conditions).

If, on or before the expiration of the third full lease year, for any reason this Sublease is terminated prior to the Expiration Date of the initial Term, then the unamortized portion of the Allowance which was theretofore disbursed by Sublandlord to Subtenant (amortized on a straight-line basis over the initial Term) shall become immediately due and payable to Sublandlord from Subtenant and any portion of the Allowance which had not been disbursed by Sublandlord to Subtenant , if any, as of such date shall be retained by Sublandlord and Subtenant shall have no right or claim thereto.

§10.	FORCE MAJEURE

In the event either party shall be delayed or hindered or prevented in the performance of any obligations (other than Subtenant’s obligation to pay the Rent to Sublandlord) required under this Sublease by reason of strike, lockout, inability to procure labor or materials, failure of power, fire, or acts of God, restrictive governmental laws or regulations, riots, insurrection, war or any other reason not within the reasonable control of such party, the performance of such obligations shall be excused for a period of such delay and the period for the performance of any such act shall be extended for a period equivalent to the period of any such delay.

§11.	MAINTENANCE AND REPAIRS

Subtenant acknowledges that certain equipment and mechanicals, including but not limited to, HVAC Equipment and related ductwork, power distribution units, ladder tray, cabling, grounding terminals, which are located in the Leased Premises or exclusively serving the Leased Premises are highly technical and imperative to the operation of the third (3rd) floor of the Building.  Subtenant agrees that it shall not alter, amend, repair and/or replace of the equipment and/or mechanicals nor shall Subtenant contract for and/or hire any third party to alter, amend, repair and/or replace any of the equipment or mechanicals.

Except as specifically provided herein, Subtenant shall maintain the interior of the Leased Premises and all fixtures, signs, and personal property therein in good order and condition of repair, safety, cleanliness, and appearance, ordinary wear and tear excepted, and shall promptly make all repairs and replacements necessary or appropriate to so maintain the Leased Premises and such fixtures, signs, equipment, and personal property including without limitation repairs or replacements of plate glass, windows, doors, fixtures, equipment, furniture, and appliances.  At the expiration or other termination of this Sublease, Subtenant shall surrender and deliver up the Leased Premises in good order and condition as it is (or shall be upon completion of construction of the Subtenant Improvements), ordinary wear and tear and damage by fire or other casualty excepted.

Subject to the reimbursement obligation of Subtenant under Section 4, above, Landlord shall maintain the Building (excluding the Leased Premises) and Common Areas available for use by all tenants of the Building and their invitees on a non-exclusive basis in good order and condition of repair, safety, cleanliness, and appearance, ordinary wear and tear excepted.

§12.	ALTERATIONS

Subtenant shall not in any circumstances alter, amend, repair and/or replace any of the mechanical equipment located within the Building or on the third (3rd) floor of the Building or contained within the Leased Premises.  No alteration, addition, improvement, or other change in or to the Leased Premises (hereinafter an “Alteration”) shall be made by Subtenant except under the following circumstances:  (a) no Alteration shall be made without the prior written consent of Landlord and Sublandlord to the specific Alteration (which consent shall not be unreasonably withheld, delayed, or conditioned), except usual nonstructural interior remodeling which enhances the value of the Leased Premises; (b) no Alteration shall be commenced until Subtenant has first obtained and paid for all required permits and authorizations of all governmental authorities having jurisdiction; (c) any Alteration shall be made promptly and in a good and workmanlike manner and in compliance with all laws, ordinances, regulations, and requirements of all governmental authorities; (d) the cost of any such Alteration shall be paid in cash or its equivalent, so that the Leased Premises shall at all times be free of liens and claims for work, labor, or materials supplied or claimed to have been supplied to the Leased Premises and, if Landlord and Sublandlord at any time so requests, no Alteration shall commence or proceed unless Subtenant gives evidence satisfactory to Landlord and Sublandlord that such Alteration will be fully paid for upon completion; and (e) any Alteration shall immediately become and remain the property of Landlord, unless Landlord otherwise agrees, in writing, subject to the rights of Subtenant under this Sublease provided that upon termination of this Sublease.

§13.	DAMAGE OR DESTRUCTION TO LEASED PREMISES

If at any time during the Term the Leased Premises are damaged or destroyed to the extent that Subtenant is unable to operate its business from the Leased Premises, Sublandlord shall repair or restore the Leased Premises (subject to the following paragraph) to the condition that existed immediately prior to such damage or destruction unless such repair or restoration cannot be reasonably completed within one hundred eighty (180) days after such damage or destruction occurred, in which event either Sublandlord or Subtenant may terminate this Sublease, within ten (10) business days after the later of: (i) the date on which such damage or destruction occurred, or (ii) the date on which Sublandlord notifies Subtenant in writing that it cannot repair and/or restore the Leased Premises within one hundred eighty (180) days from the date of such damage or destruction.  Upon such termination, the rent payable by Subtenant shall be apportioned as of the date of such damage or destruction.  In the event this Sublease is not so terminated by either Sublandlord or Subtenant within that ten (10) day period, the Rent payable by Subtenant shall be abated during the period of any restoration or repair of the Leased Premises but only in such proportion that the floor area of the Leased Premises of which Subtenant is deprived of using (as a result of such damage or destruction or the repair or restoration necessitated thereby) bears to the total floor area of the Leased Premises.  In the event the Leased Premises are damaged or destroyed to the extent that Subtenant is only able to operate its business partially out of the Leased Premises, neither Sublandlord nor Subtenant shall have the right to terminate this Sublease; provided that the Rent payable by Subtenant shall be partially abated (as of the date of such damage) until repaired based upon the square footage of the Leased Premises which Subtenant is able to use for purposes of operating its business operations.  Notwithstanding anything in this paragraph to the contrary, in the event the Leased Premises are damaged to an immaterial or nonsubstantial degree and the balance of the Building has not been materially damaged (i.e. Subtenant is able to substantially perform its business operations from the Leased Premises uninterrupted), Sublandlord shall cause the Leased Premises to be repaired and restored as soon as reasonably possible after the date of such damage; provided that in such event, Rent shall not be abated or reduced.

Unless this Sublease is terminated as provided above in this section, this Sublease shall remain in full force and effect and Sublandlord shall proceed with due diligence to restore, repair, and replace the Leased Premises to substantially the same condition as they were in prior to such damage or destruction.  Sublandlord shall be under no duty to restore any Alterations, improvements or additions made by Subtenant or by Sublandlord at Subtenant's request after the Commencement Date, unless covered by proceeds of insurance designated for such Alterations, improvements, or additions and available to Sublandlord.  In all cases, allowances for the completion of the repairs shall be given to Sublandlord for any reasonable delays caused by adjustment of insurance loss, strikes, labor difficulties, inability to obtain supplies or materials or any cause beyond Sublandlord's control.

§14.	CONDEMNATION

If all or a material part of the Leased Premises are taken by any condemning authority under the power of eminent domain or by any purchase or other acquisition in lieu thereof, this Sublease shall terminate as of the date possession is required by the condemning authority.  In addition, if any portion of the Real Property (other than the Leased Premises) is so taken, Sublandlord and Subtenant (provided that such a taking materially affects Subtenant’s business operations) shall each have the option to terminate this Sublease at any time prior to or within thirty (30) days after the date possession is required by the condemning authority.  In the event of any such termination, the Rent payable by Subtenant shall be apportioned as of the termination date.  In any event, Landlord or Sublandlord shall be entitled to receive the entire appropriation award or consideration paid by the condemning authority without any deduction therefrom for any leasehold estate or interest of Subtenant.  However, Subtenant shall not be prevented from making a claim in its own name against such condemning authority with respect to any trade fixtures, trade equipment, merchandise or personal property of Subtenant which shall be subject to such taking and for Subtenant’s moving and relocation cost.

For purposes of this section, any negotiated sale to a public or quasi-public authority under the threat of condemnation shall be deemed to constitute a taking by such public or quasi-public authority under the power of eminent domain.

§15.	THIRD FLOOR SERVICES PROVIDED BY SUBLANDLORD/THIRD FLOOR CAM CHARGE

During the Term and provided that Subtenant is not in default under any of the covenants or provisions of this Sublease, Sublandlord shall at all times hereunder, subject to the reimbursement obligation of Subtenant under Section 4, above, maintain the third (3rd) floor of the Building in good order and condition except for damage occasioned by the actions or inactions of Subtenant, its employees, agents or invitees, and Sublandlord shall also maintain and provide the following services:

(a) all mechanicals servicing the third (3rd) floor exclusively of the Building, including, without limitation, HVAC;

(b) all generators serving the third (3rd) floor exclusively of the Building;

(c) all security systems serving the third (3rd) floor exclusively of the Building;

(d) provide antistatic flooring serving the third (3rd) floor exclusively of the Building; and

(e) 24/7/365 access to the Leased Premises.

(f) not less than two (2) independent electric and/or power sources serving the third (3rd) floor exclusively of the Building;

(g) not less than two (2) independent bandwidth carriers or providers for the purpose of providing internet service.

In addition to the foregoing, Sublandlord shall provide the following services for the third (3rd) floor of the Building identified below in this paragraph only up to the Point of Demarcation.  “Demarcation” or “Point of Demarcation” has a separate meaning for each Service provided [i.e. space, power, Ethernet, or fiber (GigE)]. For space the Point of Demarcation is at the perimeter of the Customer Specific Datacenter101 Premises. For power the Point of Demarcation is the panels A and B inside of power distribution units (PDU) A and B located on the third floor of the Building.  For Ethernet the Point of Demarcation is the designated patch panels installed in racks 1 through 4 inside the Leased Premises marked “meet me room” on the floor layout.  For fiber (GigE) the Demarcation Point is the designated fiber patch panels installed in racks 1 and 3 inside the Leased Premises marked “meet me room” on the floor layout.

Subtenant hereby acknowledges that certain equipment, mechanicals and electricity sources specifically and separately serve only the third (3rd) floor of the Building where the Leased Premises is located. As a result, it is necessary to specifically assess Subtenant and the other users of the third floor of the Building certain common area costs and expense that are only attributable to the third floor of the Building. Subtenant acknowledges that such third floor specific costs and expenses are in addition to the costs and expenses set forth in Section Four (4) of this Sublease. Subtenant and Sublandlord agree that the following shall be “Third Floor CAM” costs and expenses to be paid by Subtenant to Sublandlord as provided herein: (1) all electricity provided to the Leased Premises at the rate of $0.114 per kw (as increased or decreased as provided herein); (2) all bandwidth provided to the Leased Premises; (3) the use of generators and security systems that mutually benefit all tenants or customers of the third (3rd) floor of the Building; (4) certain wages and salaries of Sublandlord and/or its personnal relative to the operation and maintenance of the third floor of the Building; (5)  the cost of all supplies, tools, equipment and materials used in the operation and maintenance of the third floor of the Building; (6) the cost of all maintenance and service agreements for the third floor of the Building and the equipment therein, including but not limited to alarm service, security service, access control; (7) amortization (together with reasonable financing charges) of the cost, over the useful life thereof, of capital investment items to the third floor of the Building, including, but not limited to HVAC, power, electricity, etc.) which are installed for the purpose of updating and/or maintaining a data center of the type and quality necessary to serve the industry and/or to comply with governmental requirements or laws to the extent such regulations or laws are amended, become effective, or are reinterpreted or enforced differently after the Effective Date of this Sublease.

Subtenant and Sublandlord acknowledge that Sublandlord is providing certain third floor electricity and bandwith to Subtenant and that Sublandord, as of the Effective Date, is charged a cost for providing the same in accordance with the bandwith chart, attached hereto and incorporated herein.  In the event of a change in law, regulatory change (including state, local or Federal), an administrative ruling, change in policy or enactment by a third party provider to Sublandlord which affects the cost of providing services, including, but not limited to electricity or bandwith to the Building, or in the event, or a change in costs of goods for services provided to Sublandlord from third party providers including by way of example, but not by way of limitation, changes, increases or decreases in rates from AEP, Time Warner or others beyond the reasonable control of Sublandlord, Sublandlord reserves the right, upon thirty (30) days' notice to Subtenant, to at the option of Sublandlord either discontinue the third party service or increase/decrease, as applicable, Sublandlord’s pricing to Subtenant to include the actual increase/decrease in the charges incurred by Sublandlord. Sublandlord agrees that it shall separately meter the Leased Premises to record the direct usage of the electricity and bandwidth by Subtenant and to provide usage and/or submeter reports for each to Subtenant on a monthly basis which set forth Subtenant’s electricity and bandwidth usage for the immediately preceding month.    Sublandlord will invoice Subtenant for its actual use of electricity and bandwith, on a monthly basis, and Subtenant shall remit payment to Sublandlord within ten (10) days of the date of such invoice.

Subtenant agrees that, in addition to Additional Rent, it shall be responsible to pay its pro rata share of such Third Floor CAM in an amount equal to the total costs of the Third Floor CAM multiplied by a quotient, the numerator of which is the number of square feet of the Leased Premises and the denominator of which is the number of square feet of the third (3rd) floor of the Building.  Such Third Floor Cam shall be billed along with the Additional Rent and due and payable in accordance with such Additional Rent.  Subtenant’s pro rata share for purposes of calculating its share of Third Floor CAM is 24%. Sublandlord’s estimate of Third Floor CAM costs for the calendar year 2009 is $1.22 per square foot/monthly.  During the first six months of the first lease year of the Term, Sublandlord will invoice Subtenant the amount Subtenant owes for Third Floor CAM, on a monthly basis based on Subtenant’s actual use, and Subtenant shall remit payment to Sublandlord within ten (10) days of the date of such invoice.  Commencing with month seven of the first year of the Term and thereafter, Sublandlord shall furnish Subtenant with Sublandlord’s estimate of the monthly Third Floor CAM. Subsequent to the end of each calendar year, Sublandlord shall furnish Subtenant with a statement of the actual amount of Subtenant's proportionate share of such cost and expenses for such period.   Sublandlord agree that it shall make Crystal Bradley or someone of like or similar experience of Sublandlord reasonably available to closely collaborate with Brenda Schmidt, or someone of like or similar experience from Subtenant to examine and review the Third Floor CAM.  If the total amount paid by Subtenant under this section for any such year shall be less than the actual amount due from Subtenant for such year as shown on such statement, Subtenant shall pay to Landlord the difference between the amount paid by Subtenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of each such statement, and if the total amount paid by

Subtenant hereunder for any such year shall exceed such actual amount due from Subtenant for such year, such excess shall be credited against the next installment due from Subtenant to Sublandlord under this section, or promptly refunded to Subtenant if Sublandlord is holding any excess following expiration of the Term.  When adjustments between actual and estimated Third Floor CAM are made under the Lease, the obligations of Sublandlord and Subtenant hereunder shall be adjusted accordingly; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublandlord and Subtenant under this Section shall survive such expiration or earlier termination.

To the extent reasonably feasible, Sublandlord may arrange Third Party Services (as defined below) requested by Subtenant, but in no event shall Sublandlord be liable for claims, actions, or other damages, of whatever type or nature including but not limited to any incidental or consequential damages, arising directly or indirectly from said Third Party Services. "Third Party Services" means services provided by any person or entity other than Sublandlord or its Affiliates to Subtenant.  The terms and conditions of any Third Party Services, including any service level parameters and related warranties (if any), pricing, surcharges, outage credits, required commitments, termination liability, and other service-specific terms, will be those of the third party provider and not provided by Sublandlord.

§16.	SUBORDINATION OF SUBLEASE

This Sublease and Subtenant’s rights under this Sublease are and shall at that time be subject and subordinate to all mortgages now encumbering or that may hereafter encumber the Building and/or the Real Property and to all advances made or to be made thereon and all renewals, modifications, consolidations, replacements or extensions thereof to the full extent of all sums secured thereby.  This provision shall be automatic and self-operative and no further instrument of subordination shall be necessary to effectuate such subordination and the recording of any such mortgage shall have preference and precedence and be superior and prior to this Sublease, irrespective of the date of recording; provided that Subtenant’s right under this Sublease shall not be disturbed so long as Subtenant complies with its obligations under this Sublease.  However, Subtenant shall upon request of Sublandlord, or the holder of any such mortgage, execute and deliver to Sublandlord within ten (10) business days after Sublandlord’s request an instrument that would effect such a subordination and would contain such other requirements reasonably required by Sublandlord or such holder; provided that Subtenant complies with all of its obligations under this Sublease treating such mortgagee as Sublandlord; provided further that any such instrument also contain non-disturbance language to Subtenant’s reasonable satisfaction.

§17.	ESTOPPEL CERTIFICATES

Sublandlord and Subtenant shall from time to time during the Term promptly following the request of the other, but not later than ten (10) business days after such request, execute and deliver to the other a statement certifying that this Sublease is in full force and effect, the date through which Base Rent, Additional Rent, and other charges under this Sublease have been paid, and any other factual matter reasonably requested by the other.  Upon request Subtenant shall further endeavor in good faith to obtain from any sublessee of Subtenant an Estoppel Certificate confirming as to such sublease that the sublease is in full force and effect, the date through which Base Rent, Additional Rent, and other charges under the such sublease have been paid, and any other factual matter reasonably requested by Sublandlord.

§18.	INDEMNIFICATION

Subtenant shall indemnify and save harmless Sublandlord against and from any and all claims, liabilities, losses, damages, injuries, costs, and expenses that hereafter may occur or arise from or out of:  (a) any failure by Subtenant to make any payment (including the payment of Rent) to be made by Subtenant hereunder or fully to perform or observe any obligation or condition to be performed or observed by Subtenant hereunder, (b) subject to the following paragraph and §6(c), above, any cause whatsoever in, on, about, or relating to the Leased Premises during the Term, however caused, including without limitation any use, misuse, possession, occupancy, or unoccupancy of the Leased Premises by Subtenant, its shareholders, directors, officers, employees, contractors, subcontractors, licensees, guests, invitees, successors, affiliates, agents or assigns, during the Term, or any failure by Subtenant or its shareholders, directors, officers, employees, contractors, subcontractors, licensees, guests, invitees, successors, affiliates, agents or assigns to perform and observe all obligations and conditions to be performed and observed by Subtenant under this Sublease, and (c) any costs or expenses incurred or paid by Sublandlord in connection with the foregoing, including reasonable attorneys’ fees and other costs and expenses in prosecuting or defending any of the foregoing whether litigated or unlitigated.

Sublandlord shall indemnify and save harmless Subtenant against and from any and all claims, liabilities, losses, damages, injuries, costs, and expenses that hereafter may occur or arise from or out of:  (y) any failure by Sublandlord to perform fully or observe any obligation or condition to be performed or observed by Sublandlord under the Lease and this Sublease, and (z) any costs or expenses incurred or paid by Subtenant in connection with the foregoing, including reasonable attorneys’ fees and other costs and expenses in prosecuting or defending any of the foregoing whether litigated or unlitigated.

Sublandlord and Landlord shall not be liable to Subtenant for any losses, damages, injuries, costs, or expenses whatsoever relating to the Leased Premises, including without limitation any interruption or cessation of the business of Subtenant or loss incurred as a consequence of damage to or destruction of the Leased Premises, interruption or cessation of business of Subtenant caused by hackers or third parties, or the failure of any such occupant or user to obtain power, internet access, or other telecommunication services, unless any such losses, damages, injuries, costs, expenses or failures are incurred through the negligence or willful misconduct of Sublandlord or Landlord, or through Sublandlord’s default under Sections 46(i) or 46(j) of this Sublease.

Sublandlord and Subtenant shall defend all lawsuits (including without limitation arbitrations and administrative proceedings) with respect to claims for losses, costs,

expenses, or damages for which it has indemnification obligations under this §18, and shall pay all judgments and settlements relating thereto.

§19.	LIMITATION OF LIABILITY

Notwithstanding any provision in this Sublease to the contrary or any general rule of law, in no event whatsoever shall either party or any shareholder, member, partner, director, manager, officer, employee, agent, or other principal have any personal liability whatsoever with respect to this Sublease.  Any liability of Sublandlord under this Sublease shall be enforced solely against Sublandlord’s leasehold interest in the Real Property and no other assets of Sublandlord shall be subject to this Sublease.

§20.	PERSONAL PROPERTY

All personal property of Subtenant used or located within the Leased Premises or in the Building shall be at the sole risk of Subtenant.  Sublandlord shall not be liable for any accident or damages to property of Subtenant resulting from the use or operation of elevators or of the heating, cooling, electrical, mechanical, hydraulic, plumbing or other Building systems or components, unless the same are caused by the negligence or willful misconduct of Sublandlord.  Sublandlord shall not be liable for damages to property resulting from water, steam, or other causes, unless the same are caused by the negligence or willful misconduct of Sublandlord.

Subtenant shall pay, prior to delinquency, all taxes assessed against or levied upon its occupancy of the Leased Premises or upon the fixtures, furnishings, equipment and other personal property of Subtenant used or located within the Leased Premises.

§21.	LIABILITY RELATING TO SUBTENANT’S OPERATIONS

Sublandlord assumes no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted in the Leased Premises.  Sublandlord shall not be liable for any accident or injury to any person(s) or property in or about the Leased Premises which are caused by the conduct and operation of that business or by virtue of equipment or property of Subtenant in the Leased Premises.  Subtenant agrees to defend, indemnify and hold harmless Sublandlord and Sublandlord’s mortgagees against and from all such claims (including reasonable attorneys’ fees).  The foregoing does not exculpate Sublandlord from its gross negligence, intended or willful misconduct, or from Sublandlord’s breach or violation of Sections 46(i) or 46(j) of this Sublease.

§22.	EVENTS OF DEFAULT/REMEDIES UPON DEFAULT

Subtenant hereby acknowledges that Sublandlord shall have any and all rights of default that are granted to Landlord under the Lease to the extent of a default by Subtenant under the terms and conditions of this Sublease which may include, but are not limited to, the following:

(a)
failure by Subtenant to make any payment of Rent to Sublandlord on or before the date it is due and failure to cure such failure within five (5) days after notice (which must be in writing as required under §31, below) from Sublandlord to Subtenant describing such failure;

(b)
failure by Subtenant to make any other payment or perform or observe any other obligation or condition to be performed or observed by Subtenant under this Sublease and failure by Subtenant to correct such default within thirty (30) days after Sublandlord gives Subtenant notice to do so or, if because of the nature of such default it cannot be corrected within such 30-day period, failure by Subtenant to commence correction within such 30-day period and thereafter to expeditiously and continuously prosecute the correction to completion;

(c)	assignment or Sublease of any interest or rights of Subtenant under this Sublease, except as permitted under §26; or

(d)	the filing or execution or occurrence of any one or more of the following:

(i)	petition in bankruptcy by or against (which is not dismissed within sixty (60) days after its filing) Subtenant;

(ii)
petition or answer against Subtenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or relief relating thereto, under any provision of the Bankruptcy Act or any statute of like tenor or effect;

(iii)	adjudication of Subtenant as a bankrupt or insolvent;

(iv)	assignment for benefit of creditors of Subtenant, whether by trust, mortgage, or otherwise, or the execution of a composition agreement with Subtenant’s creditors;

(v)
petition or other proceeding by or against (which is not dismissed within sixty (60) days after its filing) Subtenant for the appointment of a trustee, receiver, guardian, conservator, or liquidator of Subtenant, with respect to all or substantially all of Subtenant’s property;

(vi)	petition or other proceeding by or against (which is not dismissed within sixty (60) days after its filing) Subtenant resulting in the dissolution or termination of existence of Subtenant; or

(vii)
the creation of a lien upon Subtenant’s leasehold interest under this Sublease, or any part thereof or any property of Subtenant materially affecting or used in connection with Subtenant’s business located therein upon execution, attachment, or other process of law or equity which is not removed or bonded off within ten (10) business days of Subtenant’s receipt of notice of same.

Immediately upon the occurrence of any event of default or at any time thereafter, unless that event of default has been cured prior to the expiration of any applicable cure period or waived by Sublandlord in writing, Sublandlord may at its option elect either to: (a)

continue this Sublease in full force and effect notwithstanding the occurrence of such event of default; (b) terminate this Sublease; or (c) continue this Sublease and immediately re-enter and repossess (with or without a court order) the Leased Premises including using so-called “self help” and recover from Subtenant an amount equal to: (i) all unpaid Rent accruing hereunder prior to Sublandlord’s actual recovery of possession of the Leased Premises, (ii) all other unpaid amounts which were to have been paid by Subtenant to anyone hereunder prior to Sublandlord’s actual recovery of possession of the Leased Premises, (iii) Sublandlord’s costs of completing any improvements to the Leased Premises which were uncompleted at the time of Subtenant’s default, (iv) Sublandlord’s damages for Subtenant’s breach of this Sublease (including without limitation, damages to Sublandlord resulting from lost rent during the remainder of what would otherwise have been the Term, clean-up expenses, leasing commissions to real estate brokers, legal expenses in connection with re-leasing the Leased Premises, advertising and costs and expenses of any repair that may be reasonably necessary (in Sublandlord’s opinion) in connection with re-leasing the Leased Premises), (v) late charges, if any, due and unpaid under the following paragraph, and (vi) interest on the foregoing amounts from the date of Sublandlord’s election to terminate this Sublease until the date of payment at a rate equal to four percent (4%) over the Prime Rate of Interest published in The Wall Street Journal (the “Default Rate”) from the date such payment was due.  Until such time as Sublandlord expressly elects to terminate this Sublease as permitted under this section, this Sublease shall continue in full force and effect notwithstanding the occurrence of such event of default.  In the event Sublandlord elects to so terminate this Sublease, Subtenant thereupon shall be deemed to have assigned and transferred to Sublandlord all unexpired insurance premiums, all deposits made with public utilities, and all rights of Subtenant under all insurance policies.

If Subtenant fails to pay any Rent on or before the fifth day after notice from Sublandlord to Subtenant stating such failure, Subtenant shall pay to Sublandlord a late charge of five percent (5%) of the amount of such overdue payment.  In addition, any Rent not paid when due shall bear interest at the Default Rate.  Acceptance of the foregoing sums shall not constitute a waiver of any event of default.  Upon Sublandlord’s receipt of any check from Subtenant which is dishonored for payment, Sublandlord shall have the right to require Subtenant to make all future payments due to Sublandlord hereunder by cash, certified or cashier’s check.

The provisions of this section shall be cumulative in nature and nothing contained in this section shall in any manner impair or otherwise affect adversely any right, recourse, or remedy which otherwise would be available to Sublandlord at law or in equity.

§23.	RIGHT TO CURE DEFAULTS

If Subtenant fails to perform and observe all obligations and conditions to be performed and observed by it under this Sublease (after the expiration of any applicable cure periods), then Sublandlord may, but shall not be obligated to, cause the performance and observance of such obligations or conditions, and all costs and expenses incurred by Sublandlord in connection therewith, including without limitation reasonable attorneys’ fees, shall thereupon be due and payable immediately from Subtenant to Sublandlord, with interest thereon from the time such costs and expenses were paid by Sublandlord until Sublandlord is reimbursed in full by Subtenant at a rate equal to the interest rate described in §22, above, which shall be deemed Additional Rent to be paid by Subtenant to Sublandlord.

§24.	CUMULATIVE RIGHTS AND REMEDIES

Each right or remedy of Sublandlord under this Sublease or now or hereafter available to Sublandlord by statute, at law, in equity, or otherwise shall be cumulative and concurrent and shall be in addition to every other such right or remedy, and neither the existence, availability, nor exercise of any one or more of such rights or remedies shall preclude or otherwise affect the simultaneous or later exercise by Sublandlord of any or all such other rights or remedies.

§25.	HOLDING OVER

If Subtenant retains possession of the Leased Premises or any part thereof after the expiration of the term of this Sublease, Subtenant shall pay to Sublandlord Base Rent in an amount equal to one hundred fifty percent (150%) of the monthly rate in effect immediately prior to the termination of the Term for the time Subtenant remains in possession.  Subtenant shall also pay the Additional Rent as required under §4, above.  In addition thereto, Subtenant shall be liable to Sublandlord for all damages, incidental, consequential, indirect, and direct sustained by reason of Subtenant's holding over.  The provisions of this section do not exclude Sublandlord's rights of re-entry or any other right provided under this Sublease or available at law or in equity.  No such holding over shall be deemed to constitute a renewal or extension of the term hereof; however, all other provisions of this Sublease, including the payment of Additional Rent, shall remain in full force and effect.

§26.	SUBLETTING & ASSIGNMENT

Subtenant may not assign or sublet the Leased Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or entity or transfer or assign all or any part of this Sublease without Sublandlord’s prior consent, which consent shall not be unreasonably conditioned, delayed or withheld.  To the extent Subtenant assigns, subleases or in any manner transfer its interest under this Sublease without Sublandlord’s approval and such transfer shall include the transfer of any shares of stock of the shareholders of Subtenant or the transfer and sale of substantially all the assets of Subtenant, Sublandlord shall have the right to declare Subtenant in default under this Sublease.

Subtenant acknowledges that Landlord shall have the right to assign or otherwise transfer any or all of its rights under this Sublease without Subtenant’s approval.

§27.	ACCESS AND OTHER RIGHTS OF SUBLANDLORD

Emergency situations notwithstanding, provided that during such time as Subtenant has an individual or employee staffed and/or working at the Leased Premises, Sublandlord agrees that it shall notify Subtenant’s employee or staff representative upon entering or accessing the Leased Premises (the Parties specifically agreeing that oral notification satisfies this notice requirement) and Subtenant shall permit Sublandlord, its agents or employees, to enter the Leased Premises at all times to examine, inspect or protect the Leased Premises and to this end, Subtenant acknowledges that Sublandlord shall be permitted to access the Leased Premises for the following: (i) to make such alterations, inspections, perform inventory and make repairs to the mechanicals or equipment servicing the Leased Premises; (ii) to exhibit the Leased Premises to prospective subtenants during the last six (6) months of the Term ;(iii) following the commencement of any action to evict Subtenant; (iv) to exhibit the Leased Premises to prospective mortgagees, purchasers, brokers, and any other interested parties at any time during the Term.  Subtenant shall have the right to accompany Sublandlord on each and every access to the Leased Premises for any such reason provided however that in the event Subtenant is unable or unavailable to accompany Sublandlord that Sublandlord shall have the right to access the Leased Premises, and Sublandlord shall indemnify and hold Subtenant harmless from any and all claims, actions, or damages only resulting from any such entry into or on the Leased Premises by Sublandlord.   Sublandlord and Subtenant agree that to the extent that Subtenant does not have an individual or employee staffed and/or working at the Leased Premises, that Sublandlord is not obligated to notify Subtenant of access to the Leased Premises for the foregoing items (i) to (iv) as provided in this paragraph above.

In addition to the foregoing, Subtenant acknowledges that Sublandlord shall have the right at any time and without notice to Subtenant in the event of an emergency to make all inspections, repairs, alterations, additions, and improvements to the Building, including without limitation the Leased Premises, as may be necessary or desirable for the safety, protection, or preservation of the Leased Premises or the Building or Sublandlord’s interest therein or as may be necessary or desirable for the operation or improvement of the Building.

In connection with this section, Subtenant acknowledges that Sublandlord shall have the right to maintain a key (along with any key card or access codes) necessary to access the Leased Premises and that Subtenant shall not change the locks or other security access cards or codes to the Leased Premises without providing Sublandlord with new keys and/or other access cards or codes necessary to enable Sublandlord such access.

§28.	FINANCIAL STATEMENTS

Not later than thirty (30) days after written request from Sublandlord, Subtenant shall deliver to Sublandlord and any prospective mortgagee or purchaser of the Real Property, a copy of Subtenant’s financial statements for the most recently completed fiscal year (“Subtenant’s Financial Statements”); provided, however, that Subtenant shall not be required to provide Subtenant’s Financial Statements to Sublandlord more than once per calendar year, unless the Subtenant’s Financial Statements are requested by Landlord or Sublessor’s lender and/or requested by a potential purchaser of the Building, in which case, Subtenant agrees to provide the same as requested.  Additionally, in the event Subtenant is in default of this Sublease, Subtenant shall provide its Financial Statements upon demand from Sublessor.

§29.	HAZARDOUS MATERIALS

A. For purposes of this Sublease:  (i) “CERCLA” means The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) “Hazardous Material” or “Hazardous Materials” means and includes petroleum (including, without limitation, gasoline, crude oil, fuel oil, diesel oil, lubricating oil, sludge, oil refuse, oil mixed with wastes and any other petroleum related product), flammable explosives, radioactive materials, any substance defined or designated as a “hazardous substance,” under Sections 101(14) and 102 of CERCLA or any other materials defined or designated as hazardous under any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree; (iii) “Release” shall have the meaning given such term, or any similar term, in Section 101(22) of CERCLA; and (iv) “Environmental Law” or “Environmental Laws” shall mean any “Superfund” or “Super Lien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials as may now or at any time hereafter be in effect and as amended from time to time, including without limitation, the following (amended or replaced from time to time) and all regulations promulgated thereunder or in connection therewith;  CERCLA; the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); The Clean Air Act (“CAA”); The Clean Water Act (“CWA”); The Toxic Substances Control Act (“TSCA”); The Solid Waste Disposal Act (“SWDA”), as amended by the Resource Conservation and Recovery Act (“RCRA”); and the Occupational Safety and Health Act of 1970 (“OSHA”).

B. Subtenant hereby covenants and agrees that (i) no activity shall be undertaken on the Leased Premises, nor shall any activity be undertaken within the Building or on the Real Property by Subtenant or its agents, employees, contractors, or invitees, which would in any event cause (A) the Leased Premises or the Building to become a hazardous waste treatment, storage or disposal facility regulated or subject to regulation under any Environmental Law, (B) a Release of any Hazardous Material into the environment at, on, in, under, above, through, or surrounding the Leased Premises or the Building, or (C) the discharge of pollutants or effluents into any water source or system, which would require a permit under any federal law, state law, local ordinance or any other Environmental Law pertaining to such matters; (ii) Subtenant shall at its sole cost and expense comply with, and ensure compliance by its agents, employees, contractors, or invitees with, all applicable Environmental Laws relating to or affecting the Leased Premises, and Subtenant shall keep the Leased Premises free and clear of any liens imposed pursuant to any applicable Environmental Laws arising out of Subtenant’s use or occupancy of the Leased Premises, all at Subtenant’s sole cost and expense; (iii) Subtenant will, at Subtenant’s sole cost and expense, obtain and/or maintain all licenses, permits and/or other governmental or regulatory actions necessary to comply with all applicable Environmental Laws (the “Permits”) and Subtenant at all times shall remain in full compliance with the terms and provisions of the Permits; (iv) Subtenant shall immediately give Sublandlord oral and written notice in the event that Subtenant receives any communication from any governmental agency, entity, or any other party with regard to Hazardous Materials on, from or affecting the Leased Premises or the Building or on the Real Property or otherwise with respect to Subtenant’s use and occupancy of the Leased Premises or the operation of Subtenant’s business therein; and (v) Subtenant shall, at Subtenant’s sole cost and expense, conduct and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the Leased Premises or on the Real Property, or, where resulting from acts or omissions of Subtenant or its agents, employees, contractors and invitees in accordance with all applicable Environmental Laws.

C. Subtenant hereby indemnifies Sublandlord and agrees to hold Sublandlord harmless from and against any and all liens, demands, suits, actions, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including, without limitation, attorneys’ and experts’ fees) and claims of any and every kind whatsoever paid, incurred, suffered by, or asserted against Sublandlord and/or the Leased Premises, the Building or the Real Property for, with respect to, or as a direct or indirect result of:  (i) the Release or presence from, in, on, over or under the Leased Premises of any Hazardous Materials regardless of quantity where caused by Subtenant or its agents, employees or contractors; (ii) the Release or presence from, in, on, over or under the Building or on the Real Property of any Hazardous Materials regardless of quantity where caused by Subtenant or its agents, employees or contractors; (iii) the violation of any Environmental Laws relating to or affecting the Leased Premises, the Building or Real Property, where caused by or within the control of Subtenant or its agents, employees, contractors, invitees, or customers; and (iv) the failure by Subtenant to comply fully with the terms and provisions of this section, provided that nothing contained in this section shall make Subtenant liable or responsible for conditions existing prior to the commencement of the Term of this Sublease or first occurring after the expiration of the Term of this Sublease except where caused by Subtenant or its agents, employees, contractors, invitees, or customers.

D. Sublandlord represents and warrants to the best of its knowledge that there are and will be no Hazardous Materials in violation of any Environmental Laws in existence on the Real Property or within the Building as of the Commencement Date.

E. Sublandlord hereby indemnifies Subtenant and agrees to hold Subtenant harmless against and from any and all liens, demands, suits, actions, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including without limitation, attorneys’ and experts’ fees) and claims of any kind whatsoever paid, incurred, suffered by, or asserted against the Subtenant resulting from any Hazardous Materials:  (i) located on the Real Property or within the Building prior to the Commencement Date, or (ii) disposed of or otherwise placed by Sublandlord, its employees, agents, or contractors on the Real Property or within the Building during the Term.

F. The obligations and liabilities of Subtenant and Sublandlord under this section shall survive the expiration of the Term or earlier termination of this Sublease.

§30.	SIGNAGE

Subtenant shall have the right to maintain signage on the door of the Leased Premises and on the Building directory at Sublandlord’s cost and expense.

§31.	NOTICES

All notices and other communications required or desired to be given to either party under this Sublease shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed electronically) to that party at the telecopy number for that party set forth below, three business days after having been mailed by certified mail (return receipt requested) to that party at the address for that party (or at such other address for such party as shall have specified in a notice to the other party), or one day after having been delivered to Federal Express, UPS, or any similar nationally-recognized express delivery service for overnight delivery to that party at that address:

If to Subtenant:                     iBeam Solutions LLC
10 South High Street
Canal Winchester, Ohio  43110
Attention:  Eric V. Schmidt
Telecopy No. (614) 833-9713
with a copy to:                      Kephart Fisher LLC
207 North Fourth Street
Columbus, Ohio  43215
Attention:  Christopher D. Adkinson
Telecopy No. (614) 469-1887
If to Sublandlord:                  Data Center 101 LLC
101 E. Town St., Suite 444
Columbus, Ohio 43215
Attention:  Jonathan Willette
Telecopy No. (614)  961-1350
with a copy to:                      Wiles, Boyle, Burkholder & Bringardner, Co. L.P.A.
300 Spruce Street, Suite 100
Columbus, Ohio 43215
Attention:  Kerry T. Boyle
Telecopy No. (614)  621-0264

§32.	SURVIVAL OF OBLIGATIONS

No termination of this Sublease and no repossession of the Leased Premises or any part thereof shall relieve Sublandlord or Subtenant of their liabilities and obligations hereunder, all of which shall survive such termination or repossession.

§33.	MEMORANDUM OF SUBLEASE

This Sublease shall not be recorded; however, at the request of either Sublandlord or Subtenant, the other party shall execute, acknowledge, and deliver a memorandum of this Sublease (which would exclude all economic terms of this Sublease) for purposes of giving public notice of the rights and obligations of Sublandlord and Subtenant under this Sublease.

§34.	Non-Waiver

No failure by Sublandlord or Subtenant to exercise any option hereunder or to enforce its rights or seek its remedies upon any default, and no acceptance by Sublandlord of any rent accruing before or after any default, shall effect or constitute a waiver of Sublandlord’s rights to exercise that option, enforce that right, or seek that remedy with respect to that default or any prior or subsequent default.

§35.	NO THIRD PARTY BENEFIT

This Sublease is intended for the benefit of Landlord and Subtenant and, except as otherwise provided in this Sublease, their respective successors and assigns, and nothing contained in this Sublease shall be construed as creating any rights or benefits in or to any third party.

§36.	SEVERABILITY

The intention of the parties to this Sublease is to comply fully with all laws governing leases, and this Sublease shall be construed consistently with all such laws to the extent possible.  If and to the extent that any court of competent jurisdiction is unable to so construe part or all of any provision of this Sublease, and holds that part or all of that provision to be invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this Sublease, which shall remain in full force and effect.

§37.	GOVERNING LAW; VENUE

This Sublease has been negotiated and executed in the State of Ohio and relates to real property located in the State of Ohio.

All questions concerning the validity or intention of this Sublease shall be resolved under the laws of the State of Ohio.  The parties to this Sublease hereby designate the Court of Common Pleas of Franklin County, Ohio, as the court of proper jurisdiction and exclusive venue for any actions or proceedings relating to this Sublease; hereby irrevocably consent to such designation, jurisdiction and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in the Court of Common Pleas of Franklin County, Ohio.

§38.	EXHIBITS

All exhibits attached to this Sublease are incorporated herein by reference.

§39.	COMPLETE AGREEMENT

This document (with its exhibits, which are hereby incorporated herein by reference) contains the entire Sublease between the parties and supersedes any prior discussions, representations, warranties, or agreements between them respecting the subject matter.  No changes, alterations, modifications, additions, or qualifications to this Sublease shall be made or be binding unless made in writing and signed by each of the parties.

§40.	COUNTERPARTS

This Sublease may be executed in several counterparts and each executed counterpart shall be considered an original of this Sublease.

§41.	GENDERS AND NUMBERS

When the context permits, each pronoun used in this Sublease includes pronouns of the same person in other genders or numbers and each noun used in this Sublease includes the same noun in different numbers.  All references to Subtenant under this Sublease shall mean, and be construed only in the context of, Subtenant acting as a Subtenant of the Leased Premises and not in its capacity as a member of Sublandlord.

§42.	TIME OF THE ESSENCE

The time for payment of Rent and all other amounts to be paid by Subtenant under this Sublease and for performance and observance of all other obligations and conditions to be performed or observed by Subtenant under this Sublease shall be of the essence of this agreement.

§43.	CAPTIONS

The captions at the beginnings of the sections of this Sublease are not part of the context of this Sublease, but are merely labels to assist in locating those sections, and shall be ignored in construing this Sublease.

§44.	SUCCESSORS IN INTEREST

Except as otherwise provided in this Sublease, all provisions of this Sublease shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, personal representatives, successors, and assigns of each party to this Sublease.

§45.	RIGHT OF FIRST REFUSAL

If Sublandlord receives a bona fide offer from a third party to sublease all or any part of the remainder of the Building during the Term of this Sublease, or any extension or renewal hereof, which offer Sublandlord desires to accept, Sublandlord shall, before accepting such offer, notify Subtenant in writing of all the terms and conditions thereof, including, without limitation, the square footage, term, base rent, and percentage rent of the proposed sublease, and shall first offer to Subtenant that portion of the Premises identified in such notice to Subtenant upon the same terms and conditions.  Upon receipt of any such notice and offer from Sublandlord, Subtenant shall have ten (10) business days thereafter within which to accept the same.  Should Subtenant fail to accept any such offer within said ten (10) business day period, Sublandlord shall be free to sublease the Premises to the sublessee identified in its notice to Subtenant.  In the event Subtenant declines such right of first refusal for any portion of the Building and Sublandlord subsequently fails to enter into a sublease on such terms and conditions as conveyed to Subtenant, Subtenant’s right of first refusal shall automatically renew and remain in effect thereafter.

§46.	SUBLANDLORD’S WARRANTIES

Sublandlord hereby represents and warrants to Subtenant as follows:

(a) Attached hereto as Exhibit G is a true and accurate copy of the Lease, and the same has not been amended, modified or terminated;

(b) Sublandlord has received no notice of any claims by Landlord that Sublandlord is in default or breach of any provision of the Lease, and the Lease is in full force and effect;

(c) Sublandlord has received no notice of any violation of any federal, state or local ordinance, statute, law, rule, regulation or requirement (the “Laws”) affecting the Premises, the Building or any portion thereof, nor does Sublandlord have knowledge of any condition or circumstance which would constitute a violation of the Laws;

(d) Sublandlord shall: (i) perform and observe all of the terms, conditions, covenants, provisions and agreements of the Lease on Sublandlord’s part to be performed, and (ii) except as otherwise set forth in this Sublease to the contrary, not do or not cause to be done or suffer or permit any act or thing to be done which would or might cause the Lease or the rights of Sublandlord as tenant thereunder to be cancelled, terminated or forfeited;

(e) Sublandlord shall, upon its receipt of written notice from Subtenant of the exercise of either or both of the Option Terms, timely and validly exercise its option to extend the Term of the Lease for each corresponding time period;

(f) Sublandlord has received written approval from Landlord of this Sublease, a copy of which is attached hereto as Exhibit H;

(g) Sublandlord has received no notice or claim that Sublandlord is in default or breach of any provision of any of the Service Contracts, and all of the Service Contracts are in full force and effect;

(h) Sublandlord shall, from the date hereof until and including the Effective Date of the Assignment and Assumption of Service Contracts attached hereto as Exhibit F, (i) perform and observe all of the terms, conditions, covenants, provisions and agreements of the Service Contracts, and (ii) not do or not cause to be done or suffer or permit any act or thing to be done which would or might cause the Service Contracts, or any of them, or the rights of Sublandlord thereunder to be cancelled, terminated or forfeited;

(i) Sublandlord shall, at all times hereunder, maintain and provide to the Leased Premises dual power feeds from not less than two (2) independent sources/providers (i.e., American Electric Power and Columbus Public Utilities), and Sublandlord shall present evidence of same upon written request by Subtenant; and

(j) Sublandlord shall, at all times hereunder, maintain and provide to the Leased Premises not less than three (3) independent carriers or providers of bandwidth for internet access, and Sublandlord shall present evidence of same upon written request by Subtenant.

§47.	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

In addition to the sublease of the Leased Premises, Sublandlord shall assign to Subtenant all of Sublandlord’s right, title, and interest in and to Service Contracts associated with the Leased Premises pursuant to the terms and conditions of that certain Assignment and Assumption of Service Contracts of even date herewith, a copy of which is attached hereto as Exhibit F.  A true and accurate copy of each and every Service Contract is attached to the Assignment and Assumption of Service Contracts, and the same are incorporated herein by this reference.  However, Subtenant and Sublandlord agree that to the extent that Subtenant is in default under this Sublease beyond all applicable cure periods, that the Service Contracts shall be immediately assigned, transferred and conveyed from Subtenant to Sublandlord and Subtenant agrees that Subtenant shall provide written notice to all parties to the Service Contracts that Sublandord is the party to whom all payments shall be made under the various Service Contracts.

§48     OBLIGATION TO SUBLANDLORD OR LANDLORD’S LENDER.

Subtenant acknowledges that Sublandlord is borrowing the funds necessary to complete Subtenant’s Improvements pursuant to paragraph nine (9) of this Sublease and that Subtenant’s payment of all monetary obligations in this Sublease may be used in part by Sublandlord to remit payment to Sublandlord’s lending obligations relative to the funds borrowed from Sublandlord’s lender to complete Subtenant’s Improvements.  To this end, in the event that Subtenant defaults on or before the expiration of the third full lease year under this Sublease, which directly causes Sublandlord to be in default of its loan obligations with its lender relative to the Subtenant Improvements, then Sublandlord’s lender shall have the right to seek payment from Subtenant and pursue any claims necessary against Subtenant in an amount equal to the default by Sublandlord with its lender as a result of the default of Subtenant under this Sublease.

§49.    SUBLANLDORD CUSTOMERS.

Subtenant acknowledges that prior to the execution of this Sublease that Sublandlord or Landlord have certain contractual agreements with their customers whereby such customers use and have access to the third floor of the Building, such customers of Sublandlord or Landlord being, University Manors, LLC, 383, Inc. and Construction One, Inc.  Subtenant agrees that it shall not have the right to service the aforementioned customers of Sublandlord and that it shall not have the right to receive any revenue from the aforementioned customers and that the aforementioned customers are that of Sublandlord.  In the event Subtenant violates this provision of the Sublease, the same shall constitute and event of default herein.  Sublandlord agrees to remove and relocate University Manors, LLC, 383, Inc. and Construction One, Inc. on or before occupancy of the Leased Premises by Subtenant and in the event University Manors, LLC, 383, Inc. and Construction One, Inc. are not removed from the Leased Premises on or before April 10, 2009 then Subtenant shall be entitled to revenue generated to Sublandlord by University Manors, LLC, 383, Inc. and Construction One, Inc. for each day University Manors, LLC, 383, Inc. and Construction One, Inc. occupies the Leased Premises after April 10, 2009.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first above written.

Data Center 101, LLC, an Ohio limited liability company	iBeam Solutions LLC, an Ohio limited liability company

By:	By:
Name:	Name: Eric V. Schmidt
Title:	Title: President

ACKNOWLEDGMENTS

STATE OF OHIO )
)SS
COUNTY OF )

The foregoing instrument was acknowledged before me this ___ day of ________, 20 __ by ______________________, the _________________ of Data Center 101, LLC, an Ohio limited liability company, on behalf of such company.

Notary Public

STATE OF OHIO )
)SS
COUNTY OF )

The foregoing instrument was acknowledged before me this ___ day of ________, 20 __ by Eric V. Schmidt, President of iBeam Solutions LLC, an Ohio limited liability company, on behalf of such company.

Notary Public

EXHIBIT A – DRAWING OF LEASED PREMISES

[Upon completion this Exhibit will contain a drawing depicting the location of the Leased Premises]

EXHIBIT B – DESCRIPTION OF REAL PROPERTY

[Upon completion this Exhibit will contain the legal description of the Real Property]

EXHIBIT C - RULES AND REGULATIONS

The use of the Leased Premises and the Common Areas by Subtenant and Subtenant's agents, employees, servants, visitors, and invitees shall be subject to the following rules and regulations:

1.
All loading and unloading of goods shall be done only at such times, in the areas and through the entrances as shall be designated from time to time for such purposes by Sublandlord as Sublandlord shall designate.

2.	Except as permitted in a Subtenant's Sublease of the Leased Premises or except as permitted by Sublandlord's prior written consent, no person shall within the Common Areas:

(a)	Vend, peddle or solicit orders for sale or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter whatsoever;
(b)	Exhibit any sign, placard, banner, notice or other written material;
(c)	Distribute any circular, booklet, handbill, placard or other materials;
(d)	Solicit membership in any organization, group or association or contribution for any purpose;
(e)
Parade, patrol, picket, demonstrate or engage in any conduct that might tend to interfere with or impede the use of the Common Areas by Sublandlord or any occupant or any employee, or invitee of any occupant of the Building, Real Property and Common Areas, create a disturbance, attract attention or harass, annoy, disparage, or be detrimental to the interests of any business establishments within the Building, Real Property and Common Areas;

(f)	Use the Common Areas for any purpose when none of the business establishments within the Building, Real Property and Common Areas is open for business or employment;
(g)
Throw, discard or deposit any paper, glass or extraneous matter of any kind, except in designated receptacles, or create litter or hazards of any kind (Subtenant agrees to crush boxes and deposit in trash container);

(h)	Deface, damage or demolish any sign, light standard or fixture, landscaping material or other improvements within, or property situated within the Building, Real Property and Common Areas; and
(i)	Solicit any other business or display any merchandise.
3.	No portion of the Common Areas or the Building, Real Property shall be used for any lodging or illegal purposes.

4.
The sidewalks, halls, passages, exits, entrances, and stairways of the Common Areas or the Building and Real Property shall not be obstructed by any Subtenant or used by any Subtenant for any purpose other than for ingress to and egress from their respective Leased Premises. No Subtenant and no employee or invitee of any Subtenant shall go upon the roof of any building in the Building, Real Property and Common Areas except for the sole purpose of servicing its air conditioning units or rooftop equipment.

5.
In the case of any invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Sublandlord's sole discretion, Sublandlord reserves the right to prevent access to the Leased Premises during the continuance of the same by such action as Sublandlord may deem appropriate, including closing entrances to the Leased Premises.

6.
No Subtenant shall place or permit any radio or television antenna, loudspeaker, amplifier or other device in the Common Areas or where the same can be seen or heard in the Common Areas without the prior written consent of Sublandlord.

7.	No person shall use any part of the Common Areas for any purpose other than those for which the Common Areas is intended.

8.	No Subtenant shall make any alteration, addition or improvement to or remove any portion of the Common Areas.

9.
Sublandlord may waive any one or more of these rules and regulations for the benefit of any particular Subtenant or lessee, but no such waiver by Sublandlord shall be construed as a waiver of such rules and regulations in favor of any other Subtenant or lessee, nor prevent Sublandlord from thereafter enforcing any such rules and regulations against any or all other Subtenants of the Building and Common Areas.  Sublandlord shall at all times have the right to change these rules and regulations or to promulgate other rules and regulations in such manner as may be deemed advisable for safety, care, or cleanliness of the Building and Common Areas, for preservation of good order therein, or for other purposes, all of which rules and regulations, changes and amendments shall be carried out and observed by Subtenant.  Subtenant shall further be responsible for the compliance with these rules and regulations by the employees, servants, agents, visitors and invitees of Subtenant.  In the event any provisions of these rules and regulations shall conflict with any specific provisions of the Sublease Agreement to which this Exhibit is attached, the provisions of the Sublease Agreement shall control.

EXHIBIT D – COMPLETION OF SUBTENANT IMPROVEMENT PLANS

1.
Within ______ (__) days after the execution of this Sublease, Subtenant shall notify Sublandlord in writing of the identity and mailing address of the Subtenant Improvement Architect and the Subtenant Improvement Engineer, if any, which Subtenant has engaged for the preparation of the Subtenant Improvements Plans.

2.
Within ______ (__) days after the designation of the Subtenant Improvement Architect and Subtenant Improvement Engineer, if any, Subtenant shall submit to Sublandlord for Sublandlord’s approval, the Preliminary Plans and Specifications for Subtenant Improvements showing the desired design character and finish of the Subtenant Improvements. The Preliminary Plans and Specifications for Subtenant Improvements and shall include:

(a)	Floor/fixture plan layout.

(b)	Concept plan for HVAC system and equipment layout, duct distribution, system and diffuser locations.

(c)	Concept plan for power and lighting systems and equipment layouts, including indication of system components.

3.
As soon as reasonably practicable after receipt of the Preliminary Plans and Specifications for Subtenant Improvements, Sublandlord shall return to Subtenant written review comments and/or one set of prints with its suggested modifications and/or approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Subtenant disagrees with Sublandlord's comments, Subtenant may do so in writing within [fifteen (15)] days of receipt of Sublandlord's comments. Unless Subtenant responds within such fifteen [(15) day] period, Subtenant shall be deemed to have accepted all suggested modifications.

4.
If the Preliminary Plans and Specifications for Subtenant Improvements is returned to Subtenant with comments, Subtenant may elect to revise and resubmit the Preliminary Plans and Specifications for Subtenant Improvements to Sublandlord within [fifteen (15)] days of receipt by Subtenant, or incorporate changes into its next submittal.

5.
Promptly following the date on which the Preliminary Plans and Specifications for Subtenant Improvements bearing Sublandlord's approval (with or without suggested modifications) are returned to Subtenant, Subtenant, at its sole cost and expense, shall cause the Subtenant Improvement Architect or designer (and if applicable the Subtenant Improvement Engineer) to prepare working drawings and specifications for the Subtenant

                 Improvements based on the Preliminary Plans and Specifications for Subtenant Improvements approved by Sublandlord.

6.
Upon completion of the Subtenant Improvements Plans, the Subtenant Improvement Architect or designer (and if applicable the Subtenant Improvement Engineer) shall submit to Sublandlord three (3) sets of Plans and Specifications for Subtenant Improvements for Sublandlord's final approval, which Sublandlord agrees not to unreasonably withhold, delay or condition provided the same are substantially in compliance with the Preliminary Plans and Specifications for Subtenant Improvements.

7.
Sublandlord shall review the proposed final Plans and Specifications for Subtenant Improvements and shall notify Subtenant, within [fifteen (15)] days of receipt of the proposed final Plans and Specifications for Subtenant Improvements, of the matters, if any, in which the proposed final Plans and Specifications for Subtenant Improvements do not in a material or substantial manner conform to the Preliminary Plans and Specifications and/or Subtenant Design Criteria. Sublandlord's approval of the proposed final Plans and Specifications for Subtenant Improvements shall not be unreasonably withheld, conditioned or delayed and by agreement it is stipulated it would be unreasonable for Sublandlord to withhold, condition or delay its approval to the same unless the proposed final Plans and Specifications for Subtenant Improvements vary in a material and/or substantial manner for the Preliminary Plans and Specification and/or Subtenant Design Criteria,.  Subtenant shall, within [ten (10)] days of receipt of Sublandlord's response, cause the proposed final Plans and Specifications for Subtenant Improvements to be revised as required to obtain Sublandlord's approval and shall resubmit the proposed final Plans and Specifications for Subtenant Improvements for Sublandlord's approval within such [ten (10)] day period. When Sublandlord has approved the proposed final Plans and Specifications for Subtenant Improvements, Sublandlord shall initial and return one (1) set of approved final Plans and Specifications for Subtenant Improvements to Subtenant, which set shall also show the date of Sublandlord's approval. Subtenant shall not commence the Subtenant Work until Sublandlord has approved the final Plans and Specifications for Subtenant Improvements.

8.
In the event after ______ (__) days following the day Subtenant notifies Sublandlord of the designation of the Subtenant Improvement Architect and Subtenant Improvement Engineer, if applicable Sublandlord and Subtenant are unable in the exercise of good faith to come to an agreement on the final Subtenant Improvements Plans, either Sublandlord or Subtenant may terminate this Sublease by written notice to the other of such election.

EXHIBIT E – SUBLANDLORD WORK SCHEDULE